Exhibit 10.44
FIRST AMENDMENT TO SPLIT-DOLLAR AGREEMENT BETWEEN
MASTEC, INC. AND AUSTIN SHANFELTER
DATED NOVEMBER 1, 2002
     This Amendment made and entered into this 15th day of September, 2003, effective as of the first day of November, 2002, by and between MasTec, Inc. a Florida corporation, with principal offices and place of business in the State of Florida (the “Corporation”) and Austin Shanfelter, an individual residing in the state of Florida (the “Employee”).
     WHEREAS, the Corporation and the Employee entered into a Split-Dollar Agreement on the first day of November, 2002, (the “Agreement”) to govern the rights and obligations of the parties with respect to a certain life insurance policy issued by John Hancock Variable Life Insurance Company (the “Policy”), insuring the life of Employee and his wife, Pam Shanfelter ( collectively the “Insureds”), which Policy is described in Exhibit A of the Agreement.
     WHEREAS, as of the first day of December, 2002, in accordance with Paragraph 11 of the Agreement, the Employee absolutely and irrevocably assigned all of his right, title and interest in and to the Agreement, to the Austin Shanfelter Irrevocable Trust (the “Assignee”);
     WHEREAS, in accordance with paragraph 13 of the Agreement, the parties desire to amend the Agreement to clarify their respective rights and obligations with respect to the Policy;
     NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto hereby amend the Agreement, as follows, effective as of the first day of November, 2002.
1. The first sentence of Paragraph 4 is amended by deleting the phrase “On or before the Anniversary Date of each Policy”, and substituting in lieu thereof “On or before the due date of each Policy premium.”

2. The last sentence of Paragraph 4 is amended by deleting the phrase “for federal and state income tax purposes” and substituting in lieu thereof: “for any federal, state or local taxes, as applicable.”
3. The second sentence of Paragraph 5b is amended by deleting the phrase “the amount to which the Corporation is entitled hereunder,” and substituting in lieu thereof: “the Corporation’s Death Benefit, as defined in paragraph 7b hereof.”
4. The last sentence of Paragraph 5b is amended by adding the following to the end of the last sentence of the paragraph: “, except as provided in Paragraph 9b hereof.”
5. Paragraph 7a is amended by deleting the phrase “Upon the death of the Employee,” and substituting in lieu thereof: “Upon the death of the survivor of the Insureds,”.
6. Paragraph 7b is deleted in its entirety and the following substituted in lieu thereof:
“Upon the death of the survivor of the Insureds, the Corporation shall have the unqualified right to receive a portion of the death benefit equal to the greater of (i) the total amount of the premium paid by it hereunder plus 4% compounded annually, or (ii) the cash surrender value of the Policy immediately before the death of the survivor of the Insureds, (the “Corporation’s Death Benefit”). In no event shall the Corporation’s Death Benefit exceed the Policy proceeds payable at the death of the survivor of the Insureds. Upon payment in full to the Corporation of the Corporation’s Death Benefit, the beneficiary or beneficiaries designated by the Corporation at the direction of the Employee shall be paid death benefits from the Policy equal in the aggregate to the lesser of (i) Eighteen Million Dollars ($18,000,000) or (ii) any remaining Policy death benefit, in the manner and in the amount or amounts provided in the beneficiary designation of the Policy. In the event that a Policy death benefit remains under the Policy after payment of the Corporation’s Death Benefit and the full amount due each beneficiary as provided hereunder, the Corporation shall have the unqualified right to such remaining balance. The parties hereto agree that the beneficiary designation of the Policy shall conform to the provisions hereof.”
7. Paragraph 8b is amended by deleting the second sentence thereof and substituting the following in lieu thereof:
“For purposes hereof, a Change in Control shall be deemed to occur if at any time the voting securities of the Corporation owned in the aggregate directly or indirectly by Jose Ramon Mas Holdings I Limited Partnership, Jorge Mas Holdings I Limited Partnership, Mas Family Foundation, Inc., a Florida not-for-profit corporation, Juan Carlos Mas Holdings I Limited Partnership, Jorge L

Mas Canosa Holdings I Limited Partnership, and the respective ancestors and descendants of Jose Ramon Mas, Jorge Mas, Juan Carlos Mas, and Jorge L Mas Canosa constitute less than 38% of the then outstanding voting securities of the Corporation.”
8. The second sentence of paragraph 9a is deleted in its entirety, and the following substituted in lieu thereof:
“The purchase price for the Policy shall be the greater of (i) the total amount of the premium payments made by the Corporation hereunder plus 4% compounded annually, or (ii) the then cash surrender value of the Policy.”
9. Paragraph 9b is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:
“If the Employee or his assignee fails to exercise such option within such sixty (60) day period, then the Corporation shall be vested with all ownership rights under the Policy; without limitation, the Corporation may maintain, cancel or surrender the Policy at any time. In connection with any cancellation or surrender of the Policy, the Corporation may retain all cash surrender values and other sums payable to the owner of the Policy; in connection with any payment of death proceeds under the Policy if maintained, the Corporation may retain all of the same; the Corporation may name itself and/or its designees as beneficiary under the Policy; the Corporation shall enjoy all other ownership rights in the Policy even if not herein specifically enumerated; none of the Employee, any co-insured party, or the heirs or assigns or designated beneficiaries of any of them, or any person claiming by or through any of the foregoing, shall have any further interest in and to the Policy whether under the terms hereof or under the terms of such Policy.
Notwithstanding any other provision hereof, the repayment to the Corporation hereunder shall be made solely from the cash surrender value of the Policy if this Agreement is terminated during the lifetime of the Insured; in no event shall the Insured have any personal liability to repay the Corporation any amount in excess of the then cash surrender value of the Policy on termination of this Agreement during the Insured’s lifetime.”
10. Paragraph 12c is modified by substituting “subparagraph c” and “subparagraph d,” for “Subsection C” and “Subsection D,” respectively, therein.
11. Except as herein amended, the parties hereby ratify and confirm the Agreement in all respects, effective as of the first day of November, 2002.

MASTEC, INC.
By /s/ Austin Shanfelter
Austin Shanfelter, President
the "Corporation"

Attest
/s/ Cristina Canales
Secretary

/s/ Austin Shanfelter
Trustee
Austin Shanfelter Irrevocable Trust "Assignee"

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